Exhibit 99.1

AMCOL International Corporation (NYSE: ACO) Reports Appointment of Two New Directors

HOFFMAN ESTATES, IL--(Marketwire - August 10, 2012) - AMCOL International Corporation (NYSE: ACO) is pleased to announce the appointment of Donald J. Gallagher and William H. Schumann, III as directors of the Company, effective November 13, 2012. Mr. Gallagher will serve as a Class I Director with a term expiring at our 2014 Annual Meeting of Shareholders. Mr. Gallagher will serve on the Audit Committee. Mr. Schumann will serve as a Class III Director with a term expiring at our 2013 Annual Meeting of Shareholders. Mr. Schumann will also serve on the Audit Committee.

Mr. Gallagher, 60, has served in a variety of management positions during his 31 year career at Cliffs Natural Resources Inc. and currently serves as Executive Vice President and President, Global Commercial. Mr. Gallagher served as Chief Financial Officer from 2003 to 2006. Cliffs Natural Resources is an international mining and natural resources company. Mr. Gallagher also serves on the Board of Directors of Fifth Third Bank's NE Ohio affiliate.

Mr. Schumann, 61, is scheduled to retire from FMC Technologies, Inc. on August 31 after serving in a variety of financial and management positions during his 31 year career at FMC. Mr. Schumann currently serves as an Executive Vice President and served as Chief Financial Officer from 1999 to 2011. FMC Technologies is a leading global provider of technology solutions for the energy industry. Mr. Schumann also serves on the Board of Directors of Avnet, Inc., a distributor of electronic components, enterprise computer and storage products and embedded subsystems.

"We are very pleased to welcome both Don and Bill to our Board," said John Hughes, Chairman. "We believe Don's experience in the mining industry and Bill's experience in the energy industry will add significant value," Mr. Hughes continued. "In addition, both Don and Bill have excellent management experience, including supervising significant international operations," Mr. Hughes concluded.

AMCOL, headquartered in Hoffman Estates, IL, produces and markets a wide range of specialty minerals and materials used for industrial, environmental and consumer-related applications. AMCOL is the parent of American Colloid Co., CETCO (Colloid Environmental Technologies Company), CETCO Oilfield Services Company and the transportation operations, Ameri-co Carriers, Inc. and Ameri-co Logistics, Inc. AMCOL's common stock is traded on the New York Stock Exchange under the symbol ACO. AMCOL's web address is www.amcol.com.

For further information, contact:
Don Pearson
Vice President & CFO
847.851.1500